CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 18, 2008 which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-84105 and 811-3757) of Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York September 22, 2008